Exhibit 10.2

YRC WORLDWIDE INC.

RESTRICTED STOCK AGREEMENT

Participant:	James L. Welch

Date of Grant:	February 13, 2018

Number of Shares of Restricted Stock:	146,243 shares of the YRC Worldwide Inc.’s common stock

Vesting Schedule:	100% of the shares of Restricted Stock will vest on the following date: July 31,2018

Grant of Restricted Stock

The above-named Participant is hereby granted the above number of shares of YRC Worldwide Inc.’s $0.01 par value per share common stock in accordance with the Vesting Schedule described above, subject to the other terms and conditions described in this Restricted Stock Agreement (this “Agreement”).

By your acceptance of the Restricted Stock set forth in this Agreement, you agree that the Restricted Stock is granted under and governed by the terms of the YRC Worldwide Inc. 2011 Incentive and Equity Award Plan or any successor thereto (the “Plan”), this Agreement, and the Terms and Conditions of Restricted Stock Agreement attached to this Agreement.

You further acknowledge and agree that (i) if you do not terminate employment your employment with the Company on account of retirement on or before July 31, 2018, this Agreement will become null and void, (ii) you have received, reviewed and understand the Plan, including the provisions that the Compensation Committee’s decision on any matter arising under the Plan is conclusive and binding, and (iii) this Agreement amends and supersedes any other agreement or statement, oral or written, in its entirety regarding the vesting or holding period of the Restricted Stock.

YRC Worldwide Inc.		Acceptance of Participant

By	/s/ James E. Hoffman	/s/ James L. Welch

Title	Chairman of the Board	Print	James L. Welch

You agree that your acceptance of this Agreement may be evidenced either by your signature above or by your electronic acceptance through the award administrator’s website (as of the date of grant, the administrator is Fidelity).

YRC WORLDWIDE INC.

TERMS AND CONDITIONS

RESTRICTED STOCK AGREEMENT

These Terms and Conditions are applicable to the Restricted Stock Agreement (the “Restricted Stock”) granted to Participant pursuant to the YRC Worldwide Inc. 2011 Incentive and Equity Award Plan or any successor thereto (the “Plan”).

1.	Acceleration of Vesting. Notwithstanding the provisions of the vesting schedules provided in the Participant’s Restricted Stock Agreement, the Restricted Stock shall vest and be paid as provided in this Section 1 upon the following circumstances:

1.1	Death or Permanent and Total Disability. If the Participant dies or is deemed to be “permanently and totally disabled” (as defined herein) while in the employ of the Company or an Affiliate and prior to the time the shares of Restricted Stock vest and are paid, the Restricted Stock shall become fully vested and all transfer restrictions thereon shall lapse. For purposes of this Section, the Participant shall be considered “permanently and totally disabled” if the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer. The existence of a permanent and total disability shall be evidenced by such medical certification as the Secretary of the Company shall require and as the Committee approves.

1.2	Change of Control of the Company. If a “Change of Control” of the Company occurs while the Participant is in the employ of the Company or an Affiliate prior to the time the shares of Restricted Stock vest and are paid, and the Participant’s employment with the Company or any Affiliate is terminated by the Company or such Affiliate in a Qualifying Termination within twelve (12) months following such Change in Control, the Restricted Stock shall become fully vested and all transfer restrictions thereon shall lapse. For the purposes of this Section, a “Change of Control” shall be deemed to have taken place if:

1.2.1	any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company (“Excluded Persons”)) becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding an acquisition pursuant to a Business Transaction (as defined below) that does not constitute a “Change in Control” thereunder;

1.2.2	during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

1.2.3	a merger or consolidation of the Company or any direct or indirect subsidiary of the Company (a “Business Transaction”) with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or its successor (or the ultimate parent company of the Company or its successor) outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than Excluded Persons) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or

1.2.4	a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale (or to an entity controlled by such person or persons).

1.3	Prohibited Activities.

1.3.1	General. Notwithstanding any other provision of these Terms and Conditions or the Participant’s Restricted Stock Agreement, if the Participant breaches the Company’s Code of Conduct (as amended from time to time) or engages in any “Prohibited Activities” (as defined below), before the Restricted Stock is fully vested, then the Participant shall forfeit the right to any vesting of the Participant’s Restricted Stock and the Restricted Stock Agreement shall immediately thereupon wholly and completely terminate.

1.3.2	Claw-Back Provisions. If the Participant engages in any “Prohibited Activities” during course of Participant’s employment or within the 12-month period following his termination of employment with the Company and its Affiliates, the Participant shall, within 30 days of the Company’s written demand, either (i) return all of the shares of Restricted Stock issued under this Agreement to the Company, or (ii) pay the Company the greater of the gross fair market value of the Shares as of (A) the Vesting Date, or (B) the date the Participant engages in any Prohibited Activity. This repayment shall require repayment of the full value of the award, including the value of any taxes paid or withheld or value of the Shares used to satisfy the Participant’s tax payment of withholding. For purposes of this Agreement, the term Prohibited Activities shall be any violation of the Participant’s Post-Termination Obligations as set forth in Section 12 below.

2.	Lapse of Rights upon Termination of Employment.

2.1	Upon termination of the Participant’s employment with the Company or an Affiliate, and except as provided in Section 1 above, this Section 2 or any employment-related agreement, the Participant shall forfeit any unvested Restricted Stock. The Company may, in its sole discretion, which need not be reasonably exercised, determine to vest non-vested Restricted Stock of the terminating Participant on the date of termination. Notwithstanding the foregoing, in the event that the Participant’s employment with the Company or any Affiliate is terminated by the Company or such Affiliate in a Qualifying Termination (as defined below), and such termination does not occur at the times provided in Section 1.2 above, then the Participant shall vest 100% in all of the shares of Restricted Stock granted pursuant to this Agreement.

2.2	For purposes of this Agreement, “Qualifying Termination” means (i) a termination of the Participant’s employment by the Company or an Affiliate without “Cause,” (ii) a termination of the Participant’s service by the Participant for Good Reason, or (iii) the Participants retirement from the Company and its Affiliates at any time after the Date of Grant.

2.3	“Cause,” means (i) the Participant’s willful misconduct or gross negligence in the performance of the Participant’s duties to the Company; (ii) the Participant’s continued refusal to substantially perform the Participant’s material duties to the Company or to follow the lawful directives of the Company’s Board of Directors (other than as a result of death or physical or mental incapacity) that continues after written notice from the Company; (iii) the Participant’s indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) the Participant’s performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the Company’s property; or (v) material breach of this Agreement or any other agreement with the Company, or a material violation of the Company’s code of conduct or other written policy that is not cured within ten (10) days of notice from the Company.

2.4	“Good Reason” means the occurrence of any of the following events: (i) reduction in Participant’s base salary or target bonus, (ii) any material diminution in Participant’s titles, duties or responsibilities or the assignment to him of duties or responsibilities that materially impairs his ability to perform the duties or responsibilities then assigned to the Participant or normally assigned to someone in the Participant’s role of an enterprise of the size and structure of the Company, (iii) the assignment of duties to the Participant that are materially inconsistent with the Participant’s position with the Company, or (iv) a material breach of this Agreement or any other material, written agreement with Participant. For purposes of this Agreement, Participant shall have Good Reason to terminate employment if, within thirty (30) days after Participant knows (or has reason to know) of the occurrence of any of the events described above, Participant provides written notice requesting cure to the Board of such events, and the Board fails to cure, if curable, such events within thirty (30) days following receipt of such notice, and the Participant actually terminates employment within ninety (90) days following the expiration of such cure period.

3.	Transfers of Employment; Authorized Leave.

3.1	Transfers of Employment. Transfers of employment between the Company and an Affiliate, or between Affiliates, shall not constitute a termination of employment for purposes of the Restricted Stock Agreement.

3.2	Authorized Leave. Authorized leaves of absence from the Company shall not constitute a termination of employment for purposes of the Restricted Stock Agreement. For purposes of the Restricted Stock Agreement, an authorized leave of absence shall be an absence while the Participant is on military leave, sick leave or other bona fide leave of absence so long as the Participant’s right to employment with the Company is guaranteed by statute, a contract or Company policy.

4.	Withholding. To the extent the Participant has taxable income in connection with the grant, vesting or payment of the Restricted Stock or the delivery of shares of Company common stock, the Company is authorized to withhold from any compensation payable to Participant, including shares of common stock that the Company is to deliver to the Participant, any taxes required to be withheld by foreign, federal, state, provincial or local law. By executing the Restricted Stock Agreement, the Participant authorizes the Company to withhold any applicable taxes.

5.	Non-transferability. No rights under the Restricted Stock Agreement shall be transferable otherwise than by will, the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order (“QDRO”), and, except to the extent otherwise provided herein, the rights and the benefits of the Restricted Stock Agreement may be exercised and received, respectively, during the lifetime of the Participant only by the Participant or by the Participant’s guardian or legal representative or by an “alternate payee” pursuant to a QDRO.

6.	Limitation of Liability. Under no circumstances will the Company be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan or the Company’s role as Plan sponsor.

7.	Awards Subject to Plan. A copy of the Plan is included with the Restricted Stock Agreement. The provisions of the Plan as now in effect and as the Plan may be amended in the future (but only to the extent such amendments are allowed by the provisions of the Plan) are hereby incorporated in the Restricted Stock Agreement by reference as though fully set forth herein. Upon request to the Secretary of the Company, a Participant may obtain a copy of the Plan and any amendments.

8.	Definitions. Unless redefined herein, all terms defined in the Plan have the same meaning when used as capitalized terms in these Terms and Conditions.

9.	Compliance with Regulatory Requirements. Notwithstanding anything else in the Plan, the Restricted Stock received on the date of grant may not be sold, pledged or hypothecated unless the Company is in compliance with all regulatory requirements regarding registration of the Restricted Stock or common stock to be issued under the terms of the Plan.

10.	Stock Certificates. The Committee may also cause any certificates representing shares of Restricted Stock to be imprinted with any legend which counsel for the Company considers advisable with respect to the restrictions or, if the shares of Restricted Stock are represented by book or electronic entry rather than a certificate, the Company may take such steps to restrict transfer of the shares of Restricted Stock as counsel for the Company considers necessary or advisable.

11.	No Deferred Compensation. The Restricted Stock under the Restricted Stock Agreement is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Restricted Stock Agreement shall be administered, construed and interpreted in accordance with such intent.

12.	Post-Termination Obligations.

12.1

Confidential and Proprietary Information. During the course of Participant’s employment, Participant will be exposed to a substantial amount of confidential and proprietary information, including, but not limited to, financial information, annual reports, audited and unaudited financial reports, operational budgets and strategies, methods of operation, customer lists, strategic plans, business plans, marketing plans and strategies, new business strategies, merger and acquisition strategies, management systems programs, computer systems, personnel and compensation information and payroll data, and other such reports, documents or information (collectively the “Confidential and Proprietary Information”). Due to

Participant’s position as Chief Executive Officer of the Company, he acknowledges that he regularly receives Confidential and Proprietary Information with respect to the Company and/or its Affiliates; for the avoidance of doubt, all such information is expressly included in the defined term “Confidential and Proprietary Information.” If Participant’s employment is terminated for any reason, Participant promises that he shall not retain, take with him or make any copies of such Confidential and Proprietary Information in any form, format, or manner whatsoever (including paper, digital or other storage in any form) nor shall Participant disclose the same in whole or in part to any person or entity, in any manner either directly or indirectly. Excluded from this Agreement is information that (i) is or becomes publicly known through no violation of this Agreement; (ii) is lawfully received by the Participant from any third party without restriction on disclosure or use; (iii) is required to be disclosed by law, or (iv) is expressly approved in writing by the Company for release or other use by the Participant. Participant and the Company also acknowledge that because Participant is the Company’s CEO, he will have access to information (some of which is Confidential Information and some of which is not), employees and knowledge about the Company that is extremely valuable to the Company and which it needs to protect for a period of time after Participant terminates employment. Additionally, they agree that the covenants in this Section 12 are reasonable and necessary to protect the Company’s legitimate business interests. Participant and the Company agree that the following restrictive covenants (which together are referred to as the “Participant’s Post-Termination Obligations”) are fair and reasonable and are freely, voluntarily and knowingly entered into. Further, each party has been given the opportunity to consult with legal counsel before entering into this Agreement.

12.2	Non-Solicitation of Clients, Customers and Vendors. During the course of Participant’s employment and for a 12-month period after the termination of employment with the Company (“Period of Participant’s Post-Termination Obligations”), regardless of who initiates the termination and for whatever reason, Participant shall not directly or indirectly, for Participant, or on behalf of, or in conjunction with, any other person(s), company, partnership, or corporation, in any manner whatsoever, call upon, contact, encourage, handle, accept or solicit client(s), prospective clients, customers or vendors of the Company with whom (i) Participant worked as an employee of the Company at any time prior to termination, or at the time of termination; or (ii) about whom Participant possessed or had access to Confidential and Proprietary Information at any time prior to termination, or at the time of termination, for the purpose of soliciting, providing or selling such client(s), prospective client(s) or vendors services that are the same, similar, or related to the business of the Company, or business that the Company has prepared or offered to provide, to such client(s), prospective client(s), customers or vendors.

12.3

Non-Solicitation of Employees. During the course of Participant’s employment and for the Period of Participant’s Post-Termination Obligations, regardless of who initiates the termination and for any reason, Participant shall not knowingly, directly or indirectly, for Participant, or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation, or governmental entity, seek to hire any Company employees for the purpose of having such employee engage in services that are the same, similar or related to the services that employee provided for the Company. For the purposes of this Section 12.3, “Company employee” means any individual who (i) is employed by or who works as a contractor for the Company at any time during the 12-month period preceding the termination of Participant’s employment, or (ii) is employed by or who works as a contractor for the Company at any time during the Period of Participant’s Post-Termination Obligations.

12.4	Competing Business. During the course of Participant’s employment and for the Period of Participant’s Post-Termination Obligations, Participant shall not, directly or indirectly, for Participant, or on behalf of, or in conjunction with, any other person(s), company, partnership, or corporation, in any manner whatsoever, engage in the Less Than Truckload (“LTL”) business or competing or conflicting asset based 3PL business. However, with respect to any opportunity in an asset based 3PL business, Participant shall first obtain the approval from the CEO and Chairperson of the Company that said asset based 3PL opportunity does not violate the compete or conflict prohibition set forth herein prior to pursuing and/or accepting any such asset based 3PL opportunity. For the purpose of explanation and not limitation, Participant’s engaging in the LTL or asset based 3PL business shall include, but not be limited to (a) holding an active, majority or otherwise controlling ownership interest, or (b) working or serving as an employee, consultant, advisor, independent contractor, member of the board of directors, or other similar capacity, in any geographical area where the Company is engaged in business, or was considering engaging in business at any time prior to the termination or at the time of the termination of this Agreement.

12.5	Extension of Period. Participant agrees that the Period of Participant’s Post-Termination Obligations referred to in Sections 12.2, 12.3 and 12.4 will be extended for a period of time equal to the duration of any breach of this Agreement by Participant.

12.6	Judicial Amendment. If the scope of any provision of Section 12 of this Agreement is found by a court to be too broad to permit enforcement to its full extent, then that provision will be enforced to the maximum extent permitted by law. The parties agree that, if legally permissible, the scope of any provision of this Agreement may be modified by a judge in any proceeding to enforce Section 12 of this Agreement, so that the provision can be enforced to the maximum extent permitted by law. If any provision of this Agreement is found to be invalid or unenforceable for any reason, the parties agree that it will not affect the validity and enforceability of the remaining provisions of this Agreement.

12.7	Injunctive Relief, Damages and Forfeiture. Due to the nature of Participant’s position with the Company, and with full realization that a violation of Section 12 may cause immediate and irreparable injury and damage, which is not readily measurable, and to protect the parties’ interests, the parties understand and agree that either party may seek injunctive relief to enforce this Agreement in a court of competent jurisdiction to cease or prevent any actual or threatened violation of this Agreement. In any action brought pursuant to this Section 12.7, the prevailing party will be entitled to an award of attorney’s fees and costs.

12.8	Survival. The provisions of this Section 12 survive the termination of Participant’s employment.

12.9	Cooperation; No Disparagement. During the Period of Participant’s Post-Termination Obligations, Participant agrees to provide reasonable assistance to the Company (including assistance with litigation matters), upon the Company’s request, concerning Participant’s previous employment responsibilities and functions with the Company. In consideration for this cooperation, Company will compensate Participant for the time Participant spends on such cooperative efforts (at an hourly rate based on Participant’s base salary during the year preceding the date of termination) and Company will reimburse Participant for his reasonable out of pocket expenses Participant incurs in connection in such cooperative efforts. At all times after the Participant’s employment with the Company has terminated, Company (defined for this purpose only as any Company press release and the Board, the CEO and the CEO’s direct reports, and no other employees) and Participant agree to refrain from making any disparaging or derogatory remarks, statements and/or publications regarding the other, its employees, its services or its business.